UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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AMGEN INC.

(Name of Registrant as Specified in Its Charter)

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[Subsequent to this filing, Amgen Inc. sent the following summary communication to one or more investors and/or proxy advisory firms for their consideration in making their vote recommendations.]

Amgen 2021 Proxy Statement Key Highlights

2020 Was an Unprecedented Year. 2020 was a year like no other in Amgen’s 40-year history. We’ve experienced a global pandemic, worldwide economic disruption, and widespread social unrest, yet have continued to deliver for patients. In a year that brought health and safety sharply into focus, as a leading global healthcare company and responsible corporate citizen, Amgen has been committed to helping to address the pandemic. During 2020, we have prioritized the safety and well-being of our employees, continuing to supply our medicines to patients, contributing to the fight against COVID-19, and helping the communities where we live and work. For information on our evolving response to this unprecedented situation, please visit www.amgen.com/COVID-19(1).

Our Commitment to Society. As part of our mission to serve patients, we take our environmental sustainability, social responsibility, and corporate governance responsibilities seriously.

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After achieving our 2013-2020 conservation targets, in January, we launched our new environmental sustainability plan that includes a goal of achieving carbon neutrality in our owned and operated facilities by 2027 (while also reducing water use by 40% and waste disposed by 75%(2)).

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Since its inception, The Amgen Foundation, Inc., a separate legal entity entirely funded by Amgen, has contributed more than $350 million to non-profit organizations across the world that reflect our core values and complement Amgen’s purpose-driven dedication to impacting lives in inspiring and innovative ways.

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Through patient assistance programs, expanded access to investigational therapies, donations, and other incentives, we have developed patient support programs worldwide to assist eligible patients to obtain the medicines they need.

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We increased our focus on diversity, inclusion, and belonging, including by becoming a founding member of OneTen, a coalition of more than 40 of the world’s largest, best-known companies, that aims collectively to hire one million Black Americans (with a specific focus on those without four-year college degrees) into good-paying, family-sustaining jobs over the next ten years, and as a founding sponsor of Lazarex Cancer Foundation’s IMPACT (Improving Patient Access to Cancer Clinical Trials) program, focused on improving patient enrollment, minority participation, and equitable access in cancer clinical trials.

Our Board. Our Board includes three women and two diverse directors and has strong refreshment practices, with six new directors appointed since 2015, and an average Board tenure of ~6 years (as depicted below).

(1)	Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this summary.
(2)	Reductions take into account only verified reduction projections, and do not take into account changes associated with the contraction or expansion of the Company.

Voting Matters and Board Recommendations

We are sending this summary in support of Amgen’s Board of Directors’ recommendations for our 2021 Annual Meeting of Stockholders to be held on May 18, 2021.

FOR each Director Nominee	Item 1:	Election of 11 directors to serve on our Board until the 2022 annual meeting of stockholders.

FOR	Item 2:	Advisory vote to approve our executive compensation.

FOR	Item 3:	Ratification of Ernst & Young LLP as our independent registered public accountants.

Item 1: Our Board recommends “FOR” the election of the 11 director nominees.

We are committed to corporate governance best practices, informed by stockholder engagement, and overseen by our highly experienced and independent Board.

●	Our Board consists of a diverse group of highly qualified leaders in their respective fields. Many of our directors have

–	Senior leadership experience at large companies and have gained significant and wide-ranging management experience.

–	Public company experience, an understanding of corporate governance practices and trends, and bring a unique perspective to the Board.

–	Extensive scientific and healthcare expertise relevant to our industry, including pioneering scientific research in the areas of oncology and cardiology.

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Our lead independent director, Robert A. Eckert, has substantial and specific duties and has been elected by our Board to serve as the lead independent director in 2021 subject to his re-election to the Board by stockholders.

●	We have a highly independent Board (10 of our 11 director nominees are independent) and only independent Board members serve on key standing committees(3).

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We have a long-standing practice of stockholder engagement throughout the year and at our Annual Meeting. Since our 2020 annual meeting of stockholders, we have engaged in governance-focused outreach activities and discussions with stockholders owning ~54% of our outstanding shares.

Our Board has a history of responsiveness to stockholder feedback.

Stockholders elect our Board annually by majority voting and have rights to act by special meeting, written consent, and proxy access.

Item 2: Our Board recommends “FOR” the advisory vote to approve executive compensation.

We established the goals for our annual cash incentive award and long-term incentive equity award programs prior to the World Health Organization (WHO) declaration of the COVID-19 global pandemic. Since then, we have not made any changes to these goals. Thus, performance reported is against goals established prior to the pandemic.

We have implemented compensation best practices, including:

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A substantial majority of our Named Executive Officer, or NEO, compensation is performance-based (including 80% of total target equity, of which 50% are three-year performance awards and 30% are stock options).

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In addition to our existing annual cash incentive award recoupment policy, we recently updated recoupment provisions for misconduct to include forfeiture and cancellation of unvested or unexercised equity awards, and we have a clawback policy tied to financial restatements.

●	We have robust stock ownership and retention guidelines.

(3)	Key standing committees of the Board include the Audit, Compensation and Management Development, Corporate Responsibility and Compliance, and Governance and Nominating Committees.

Executive compensation is aligned with our business strategy and is performance-based.

●	We pay for performance, and pay outcomes reflect the achievements of our NEOs against our short- and long-term performance.

●	76% of our Chief Executive Officer’s, or CEO’s, 2020 target direct compensation and 70% of our other NEOs’ target direct compensation was based solely on our Company’s performance.

●	91% of our CEO’s 2020 target direct compensation and 83% of our other NEOs’ target direct compensation is “at-risk.”

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Our Compensation and Management Development Committee approves Company goals each year that are designed to focus our NEOs and all of our staff members on delivering our financial and operational objectives to drive annual performance, advance strategic priorities (discussed below), and position us for longer-term success.

Our financial performance was strong despite the effects of the COVID-19 pandemic.

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For 2020, particularly during the initial stages of the COVID-19 pandemic, we experienced changes in demand trends for some of our products as physician-patient interactions were interrupted, which led to delays in diagnosis and treatment with varying degrees of impact across our portfolio. However, despite the effects of the pandemic, we outperformed our budgeted financial targets (established in advance of the onset of the pandemic) as we drove product volume growth (including increases in EVENITY®, Repatha®, Aimovig®, and Prolia® sales) and, following our successful integration, delivered strong Otezla® sales in its first full year in our product portfolio.

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Our non-GAAP(4) net income performance also benefited from our strong sales performance, as well as our cost efficient mitigation of the challenges and risks of the pandemic, and continued savings from efficiencies resulting from our strong performance on our productivity objective that was used to reinvest in our business.

●	We delivered long-term stockholder value and returns, including three- and five-year total shareholder returns of 44% and 63%, respectively, outperforming our peer group.

We executed on our strategic priorities in 2020.

Our strategy includes a series of integrated activities in the near- and medium-term to strengthen our long-term competitive position in the industry. Select 2020 activities that support the execution of our strategic priorities and delivery of performance are summarized below (and discussed in further detail in our 2021 proxy statement):

●	Discovering and advancing innovative medicines that address important unmet medical needs.

–	We successfully integrated our acquisition of Otezla.

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We executed key clinical studies and advanced an innovative first-in-class pipeline delivering positive registration-enabling results, including for sotorasib (our KRASG12C small molecule inhibitor being investigated as a treatment for a variety of solid tumors) and tezepelumab(5) (an investigational therapy that blocks the action of thymic stromal lymphopoietin (TSLP), an epithelial cytokine that plays a key role across the spectrum of asthma inflammation).

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We continued to advance our early pipeline. We formed eight new product teams (formed when a molecule has been judged to have the potential to be safe and effective in humans), initiated six first-in-human studies, and advanced two programs through our early-to-late stage portal.

●	Developing branded biosimilars.

–	We launched AVSOLA® (biosimilar infliximab (Remicade®(6))) and, in 2020, we received approval of RIABNI™ (biosimilar rituximab (Rituxan®(7))) and launched it in 2021.

(4)	Non-Generally Accepted Accounting Principles.
(5)	Being developed in collaboration with AstraZeneca plc.
(6)	Remicade is a registered trademark of Janssen Biotech, Inc.
(7)	Rituxan is a registered trademark of Biogen Inc.

●	Transforming Amgen for the future.

–	We continued to realize gross productivity savings ($304 million in 2020) which we reinvested in our business.

●	Adhering to a disciplined approach to capital allocation while investing for long-term growth.

–	We invested $4.2 billion in research and development, $0.6 billion in capital projects, and $3.35 billion in BeiGene, Ltd.

–	We also returned in excess of $7 billion of capital to stockholders in the form of dividends paid ($3.8 billion) and repurchases of our Common Stock ($3.5 billion).

●	Expanding our global geographic reach.

–	We began our strategic collaboration with BeiGene, Ltd. to expand our oncology presence in China.

◾	XGEVA® and BLINCYTO® were approved in China and KYPROLIS® is under review.

◾	XGEVA was added to the National Reimbursement Drug List in China.

–	We established our wholly-owned affiliate in Japan with the acquisition of Amgen Astellas BioPharma K.K.

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Successfully operating our next-generation biomanufacturing facility in Singapore since 2017 and delivering cost and environmental efficiencies. Success of our facility in Singapore, along with U.S. corporation tax incentives, led to our building a second such plant in Rhode Island, our first U.S. next-generation biomanufacturing plant that, upon approval by global regulatory authorities, will expand our manufacturing capacity, while also delivering these efficiencies.

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Our next-generation biomanufacturing approach dramatically reduces the scale and costs of making biologics, vastly reduces water and energy use, while maintaining a reliable, high-quality, compliant supply of medicines.

Item 3: Our Board recommends “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accountants.

Our Audit Committee periodically considers whether there should be a rotation of our independent registered public accountants. Each year, the Audit Committee evaluates the performance of the independent registered public accountants and determines after such evaluation whether to re-engage the current independent registered public accountants. Based on this evaluation, the Audit Committee believes that the continued retention of our independent registered public accountants is in the best interests of the Company and its stockholders.

This year, after careful consideration, in light of the ongoing COVID-19 pandemic and our successful 2020 virtual meeting of stockholders, our 2021 Annual Meeting of Stockholders will be held solely by remote communication via the internet. We will afford stockholders the same rights to participate in the virtual meeting as they would have held had we been able to host an in-person meeting and the stockholder was able to attend in person. Stockholders will have a meaningful opportunity to ask questions.